The Mexico Fund, Inc. Monthly Summary Report | February 28, 2017

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 3% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$250.78	Daily Average Number of Shares Traded[2]	99,378
NAV per share[1]	$16.69	Outstanding Shares[3]	15,027,810
Closing price[4]	$14.72	Expense Ratio (10/31/2016)	1.74%
Premium (Discount)	-11.80%	Portfolio Turnover (10/31/2016)	19.00%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	2.29%	-1.06%	-3.37%	-9.84%	-1.32%	1.33%
NAV per share	2.71%	4.67%	-4.54%	-6.24%	-0.62%	1.11%
MSCI Mexico Index	3.15%	5.70%	-1.87%	-6.29%	-2.74%	0.90%
Bolsa IPC Index	3.35%	5.89%	-1.59%	-5.86%	-2.93%	1.55%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During February 2017, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | February 28, 2017

Top Ten Holdings (54.89% of Net Assets)
1 Wal-Mart de México	7.72%	6 Cemex	5.63%
2 América Móvil	7.58%	7 Alfa	4.79%
3 Fomento Económico Mexicano	7.38%	8 Grupo Financiero Inbursa	2.90%
4 Grupo México	6.65%	9 Gruma	2.89%
5 Grupo Financiero Banorte	6.53%	10 Grupo Aeroportuario del Centro Norte	2.82%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered positive returns during February 2017 for a second consecutive month. The U.S. Federal Reserve (the "Fed") maintained unchanged its overnight interest rate at the current rate of between 0.50% and 0.75%. The Fed´s next monetary policy announcement will come on March 15th, and some investors are expecting an increase in the reference interest rate. The DJIA and the S&P 500 increased 4.8% and 3.7%, respectively, during the month, and the yield on the U.S. 10-year Treasury note decreased 6 basis points to 2.39% while the U.S. dollar appreciated 1.6% (measured by the DXY Index6). The MSCI Mexico Index increased 3.1% during February 2017, driven by the Mexican peso's appreciation of 3.6% to Ps. $20.11.

In local news, Mexico´s Central Bank announced an increase in its overnight interest rate by 50 basis points to 6.25%. Additionally, on February 21, 2017, the Foreign Exchange Commission announced the implementation of a currency hedging program for an amount of up to $20 billion, with the purpose of promoting a more orderly functioning of the exchange rate. The first auction will take place on March 6th for $1 billion.  The hedges will be settled in Mexican pesos, and international reserves will not be used. Since the announcement, the Mexican peso appreciated 1.3%. Mexican-listed companies reported their financial results for the fourth quarter of 2016, maintaining the positive trend shown during calendar year 2016. Sales, Ebitda and net profits grew 17.6%, 21.0% and 17.6%, respectively, driven by strong domestic consumption and the positive effect of income from exports and sales abroad when translated to local currency. Finally, official GDP for the fourth quarter and calendar year 2016 grew at an annual rate of 2.4% and 2.3%, respectively.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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